Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

iPass Inc.:

We consent to the use of our report dated March 15, 2013, with respect to the consolidated balance sheets of iPass Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

March 15, 2013